Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Assurance Corporation Savings Incentive Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-110145 and 333-52449) on Form S-8 of Ambac Financial Group, Inc. (Parent of Plan Sponsor) of our report dated July 14, 2011 with respect to the statements of net assets available for plan benefits of the Ambac Assurance Corporation Savings Incentive Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2010 and the supplemental schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Ambac Assurance Corporation Savings Incentive Plan.

/s/ KPMG LLP

New York, New York

July 14, 2011